MARK T. DANIELS

August 9, 2007

Tactical Air Defense Services, Inc.
5501 Airport Drive
Denison, TX 75020

Re: Resignation

Gentlemen of the Board:

Please note that I have resigned my post as director and from all officer positions with Tactical Air Defense Services, Inc. (the “Company”) for personal reasons, effective as of August 3, 2007.

I have reviewed the Current Report on Form 8-K dated August 3, 2007, as filed on August 9, 2007 and do not disagree with any of the statements made therein with respect to the resignation of the undersigned.

Very truly yours, /s/ Mark T. Daniels Mark T. Daniels